Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Southern:

We consent to the incorporation by reference in the registration statement (No. 333-xxxxxx) on Form S-3 of Kansas City Southern of our report dated January 26, 2018, with respect to the consolidated statements of income, comprehensive income, changes in equity, and cash flows of Kansas City Southern and subsidiaries for the year ended December 31, 2017 and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Kansas City, Missouri
November 6, 2020